UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 16, 2015

PEABODY ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-16463	13-4004153
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

701 Market Street, St. Louis, Missouri	63101-1826
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (314) 342-3400

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Indenture

On March 16, 2015, Peabody Energy Corporation (“Peabody”), certain domestic subsidiaries of Peabody (the “Guarantors”) and U.S. Bank National Association, as trustee (the “Trustee”) and collateral agent entered into an Indenture dated as of March 16, 2015 (the “Indenture”), pursuant to which Peabody issued $1.0 billion aggregate principal amount of 10% Senior Secured Second Lien Notes due 2022 (the “notes”). The notes will mature on March 15, 2022, and interest is payable semi-annually on March 15 and September 15 of each year, beginning on September 15, 2015. Peabody intends to use the net proceeds from the sale of the notes to fund the tender offer to purchase for cash any and all of the $650 million aggregate principal amount outstanding of its 7 3/8% Senior Notes due 2016 (the “2016 notes”) and for general corporate purposes, which may include the payment of federal coal lease expenditures and other obligations.

In connection with the closing of the offering of the notes, Peabody issued an irrevocable notice of redemption with respect to any and all 2016 notes not validly tendered on or prior to the expiration date specified in the offer to purchase relating to the previously announced tender offer for the 2016 notes and accepted for payment by Peabody. Peabody expects to redeem all such notes on April 15, 2015.

The notes will be redeemable at Peabody’s option, in whole or in part, at any time on or after March 15, 2018, at the redemption prices set forth in the Indenture, together with accrued and unpaid interest, if any, to, but not including, the redemption date. Peabody may also redeem some or all of the notes at any time prior to March 15, 2018 at a redemption price equal to 100% of the principal amount of the notes being redeemed plus a make-whole premium and accrued and unpaid interest, if any, to, but not including, the redemption date. In addition, prior to March 15, 2018, Peabody may on any one or more occasions redeem up to 35% of the original aggregate principal amount of the notes (calculated after giving effect to any issuance of additional notes under the Indenture) with the net cash proceeds of one or more equity offerings, at a redemption price equal to 110.000% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to, but not including, the redemption date.

The notes will be initially guaranteed on a senior secured basis by all of Peabody’s wholly-owned domestic subsidiaries that guarantee the obligations under Peabody’s first lien senior secured credit facility (the “Credit Agreement”). The notes and the guarantees will be secured by second priority liens on all of the assets that secure the Credit Agreement on a first lien basis, subject to permitted liens. Such assets include substantially all of Peabody and the guarantors’ U.S. assets, 65% of the capital stock of first tier foreign subsidiaries and 65% of the capital stock of Peabody Investments (Gibraltar) Limited, Peabody’s foreign subsidiary which will not guarantee the obligations under the notes or the Credit Agreement, subject to certain exceptions. The Indenture contains a limit, consistent with the Credit Agreement, on the amount of debt that may be secured by “Principal Property” and “Capital Stock” (as such quoted terms are used in Peabody’s senior notes indentures) in order for Peabody to utilize the general liens basket in its senior notes indentures.

If Peabody experiences specific kinds of changes in control and the credit rating assigned to the notes declines below specified levels within 90 days of that time, Peabody must offer to repurchase the notes at 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but not including the date of purchase.

The Indenture contains covenants limiting the ability of Peabody and the guarantors to, among other things, create liens and enter into sale and lease-back transactions, as well as a limitation on the incurrence by any non-guarantor subsidiary of indebtedness. These covenants are subject to a number of important exceptions and qualifications.

The Indenture provides that events of default include: (i) default in the payment when due of interest on the notes and such default continues for a period of 30 days; (ii) default in payment when due of the principal of or premium, if any, on the notes when the same becomes due and payable at maturity, upon redemption (including in connection with an offer to purchase) or otherwise; (iii) failure by Peabody or any of its subsidiaries to make the offer required or to purchase any of the notes as described above; (iv) failure by Peabody or any of its subsidiaries to comply for 60 days after written notice to Peabody by the Trustee or a holder with any covenant, representation, warranty or other agreement in the Indenture or the notes; (v) default occurs under any debt obligation that aggregates $75.0 million or more that leads to an acceleration; (vi) except as permitted by the Indenture, the subsidiary guarantee of any Significant Subsidiary (as defined in the Indenture) (or any group of subsidiaries that together would constitute a Significant Subsidiary) shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor that is a Significant Subsidiary, or any person acting on behalf of any Guarantor that is a Significant Subsidiary, shall deny or disaffirm its obligations under its subsidiary guarantee; (vii) certain events of bankruptcy or insolvency with respect to Peabody, any of its Significant Subsidiaries that are Credit Agreement restricted subsidiaries or any group of Credit Agreement restricted subsidiaries that, taken as a whole, would be a Significant Subsidiary; and (viii) unless all of the Collateral (as defined in the Indenture) has been released and except as permitted under the Indenture, (a) any of the Security Documents (as defined in the Indenture) ceases to be in full force or effect; (b) the validity of the Security Documents is contested or purported to be denied, revoked, rescinded or terminated by Peabody, the Pledgor (as defined in the Indenture) or a Guarantor with respect to any Collateral, individually or in the aggregate, having a fair market value in excess of $100.0 million; (c) any security interest created by any of the Security Documents ceases to be enforceable with respect to any Collateral, individually or in the aggregate, having a fair market value in excess of $100.0 million, except as a result of the collateral agent taking or refraining from taking any action in its sole control with respect to the Collateral, that in each case is not otherwise waived or cured within 60 days of written notice thereof received by Peabody.

If an event of default (other than an event of default relating to certain bankruptcy or insolvency matters) occurs and is continuing with respect to the notes, the Trustee or the holders of at least 25% in aggregate principal amount of the then outstanding notes may declare all of the notes to be immediately due and payable. In the case of an event of default relating to certain bankruptcy or insolvency matters, all outstanding notes will become due and payable without further action or notice.

The Indenture is filed as Exhibit 4.1 to this Current Report on Form 8-K and the description of the material terms of the Indenture is qualified in its entirety by reference to such exhibit, which is incorporated herein by reference.

Intercreditor Agreement

In connection with the issuance of the notes and execution of the Indenture, Peabody and the Guarantors entered into a First Lien/Second Lien Intercreditor Agreement, dated as of March 16, 2015 (the “Intercreditor Agreement”), which sets forth agreements relating to collateral priority, among other intercreditor matters, with respect to the Credit Agreement and the notes.

The Intercreditor Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K and the description of the material terms of the Intercreditor Agreement is qualified in its entirety by reference to such exhibit, which is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information in Item 1.01 above is incorporated by reference into Item 2.03.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description of Exhibit

4.1	Indenture, dated as of March 16, 2015, among Peabody, the Guarantors named therein and U.S. Bank National Association, as Trustee and Collateral Agent, governing 10% Senior Secured Second Lien Notes due 2022.

4.2	Form of 10% Senior Secured Second Lien Notes due 2022 (included in Exhibit 4.1).

10.1	First Lien/Second Lien Intercreditor Agreement, dated March 16, 2015, among Peabody, the other grantor parties thereto, U.S. Bank, National Association, as Second Priority Representative and Citibank, N.A., as Senior Representative.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PEABODY ENERGY CORPORATION

March 16, 2015	By:	/s/ Scott T. Jarboe
		Name:	Scott T. Jarboe
		Title:	Assistant Secretary of Peabody Energy Corporation

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

4.1	Indenture, dated as of March 16, 2015, among Peabody, the Guarantors named therein and U.S. Bank National Association, as Trustee and Collateral Agent, governing 10% Senior Secured Second Lien Notes due 2022.

4.2	Form of 10% Senior Secured Second Lien Notes due 2022 (included in Exhibit 4.1).

10.1	First Lien/Second Lien Intercreditor Agreement, dated March 16, 2015, among Peabody, the other grantor parties thereto, U.S. Bank, National Association, as Second Priority Representative and Citibank, N.A., as Senior Representative.

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